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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

          EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                                 Three Months Ended              Six Months Ended
                                                                     June 30,                          June 30,
                                                             ----------------------         --------------------------
                                                               1998            1997            1998               1997
                                                               ----            ----            ----               ----
Net income (loss)                                            $ (3,574)        $1,880        $       (943)        $2,752
                                                             ========         ======        ============         ======
COMPUTATION OF SHARES USED IN NET INCOME (LOSS) PER
SHARE:

    Weighted average common shares outstanding                  8,835          8,682               8,820          8,674
    Incremental common equivalent shares representing
        shares issuable upon exercise of stock
        options (1)                                                --            118                  --            110
                                                             --------         ------        ------------         ------
             Total weighted average shares -
                 Diluted                                        8,835          8,800               8,820          8,784
                                                             ========         ======        ============         ======
             Total weighted average shares -
                 Basic                                          8,835          8,682               8,820          8,674
                                                             ========         ======        ============         ======
Net income (loss) per diluted common and
    common equivalent share                                  $   (.40)        $  .21        $       (.11)        $  .31

                                                             ========         ======        ============         ======
Net income(loss) per basic common
    and common equivalent share                              $   (.40)        $  .22        $       (.11)        $ ..32
                                                             ========         ======        ============         ======

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(1) Amount calculated using the treasury stock method and fair market values for stock.